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                                                                  EXHIBIT 99.1
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CONTACT:

Mr. Daniel G. Welch                         Mr. Robert F. Amundsen, Jr.
Chairman and Chief Executive Officer        Executive Vice President, Chief Financial Officer
Triangle Pharmaceuticals, Inc.              Triangle Pharmaceuticals, Inc.
(919) 493-5980                              (919) 493-5980
www.tripharm.com                            www.tripharm.com

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FOR IMMEDIATE RELEASE:
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         Once-Daily Coviracil(r) Regimen Superior to Zerit(r) in FTC-301
                                 Clinical Trial

   Triangle Pharmaceuticals, Inc. Presents Coviracil Data at 42nd Interscience
           Conference on Antimicrobial Agents and Chemotherapy (ICAAC)

SAN DIEGO, C.A., SEPTEMBER 27, 2002 -- Triangle Pharmaceuticals, Inc. (Nasdaq:
VIRS) presented data at the Late Breaker Session at the 42nd Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) which showed that Coviracil (emtricitabine) was statistically superior to Zerit (stavudine) in all primary and secondary endpoints for safety and efficacy in a Phase III trial comparing the two products. Triangle submitted a New Drug Application (NDA) for Coviracil for the treatment of HIV disease to the Food and Drug Administration on September 3, 2002.

Results from the interim analysis of FTC-301, a Phase III trial for Coviracil, Triangle's potent once-a-day nucleoside reverse transcriptase inhibitor (NRTI), demonstrated that Coviracil, as part of a fully once-daily regimen, provided improved antiviral activity and enhanced tolerability when compared to Zerit in a standard of care, highly active antiretroviral treatment (HAART) regimen. Michael Saag, MD, Professor of Medicine and Director of the AIDS Clinic at the University of Alabama at Birmingham and Principal Investigator for FTC-301 in the United States, presented the results of the trial.

Dr. Saag commented, "It is quite impressive that the fully once-a-day regimen of Coviracil, Videx(R)EC, and Sustiva(R) showed clear superiority to a widely-used regimen. The efficacy, tolerability and convenience of the Coviracil regimen should make it an attractive treatment option for physicians and their patients."

"The Coviracil regimen outperformed a highly effective standard of care," commented Franck Rousseau, MD, Executive Vice President of Research, Development and Medical at Triangle. "Coviracil demonstrated significant improvement compared to one of the most commonly prescribed products for HIV disease. This trial also illustrated the potential of successfully treating patients with fully once-a-day regimens. Upon approval, the potency and robust pharmacokinetics of Coviracil should provide physicians with the option to simplify HAART regimens for their patients."

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FTC-301 DESIGN AND RESULTS
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FTC-301 is a 48-week, double-blind Phase III trial comparing once-a-day
Coviracil to Zerit given twice-daily, each combined within a background regimen of once-daily Sustiva (efavirenz) and Videx EC (didanosine). As announced on July 30, 2002, an independent Data Safety Monitoring Board (DSMB), established to provide oversight of the trial, reviewed a planned interim analysis of the trial. In view of a compelling difference in favor of the Coviracil arm, the DSMB recommended that the trial be unblinded and all patients be offered the regimen containing Coviracil.

A total of 571 patients (85% male) were enrolled in the United States, Europe, Mexico and South America. At entry into the trial, the median HIV RNA was 4.9 log10 copies/mL and the median CD4+ cell count was 288 cells/mm3.

The primary endpoint of the trial was the proportion of patients with HIV RNA less than 50 copies/mL. Secondary endpoints included measures of Virologic Failure (viral load > 400 copies/mL at week 12 or after), Efficacy Failure (defined as Viral Failure, death, progression of disease or loss to follow-up) and Tolerability Failure (defined as permanent discontinuation of the blinded medication due to an adverse event.)

The Coviracil arm was statistically superior to the stavudine arm for all primary and secondary endpoints for safety and efficacy. For measures of efficacy at week 24, 81% of the patients in the Coviracil arm had undetectable viral loads (< 50 copies/mL) compared to 70% in the stavudine arm (p=0.002).

At 52 weeks, Coviracil produced superior antiviral activity when compared to Zerit as the probability of Virologic Failure was 14.1% for Zerit and 4.7% for Coviracil (p Less than 0.001). Coviracil also produced a superior immunologic response with a mean CD4+ increase of 152 cells/mm3 in the Coviracil arm as compared to an increase of 117 cells/mm3 in the Zerit arm (p=0.004). Lastly, Coviracil was also better tolerated than Zerit with 6.7% of Coviracil patients and 13.9% of Zerit patients experiencing treatment limiting toxicities (p=0.03).

"We are pleased with the results of this important trial," said Daniel Welch, Chairman and Chief Executive Officer of Triangle. "As a potent once-daily agent, we believe that, upon approval, Coviracil should provide physicians and patients broader opportunities for effective and convenient regimens. To our knowledge, this is the first well-controlled trial where one NRTI has been shown to be superior to another NRTI as part of a triple-drug regimen."

Triangle Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the development of new antiviral drug candidates, with a particular focus on therapies for the human immunodeficiency virus (HIV) and the hepatitis B virus. Triangle's proprietary drug candidates under development for HIV and/or hepatitis B include Coviracil(R) (emtricitabine), amdoxovir (formerly DAPD), and clevudine (formerly L-

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FMAU). Triangle is also developing immunotherapies for hepatitis B in collaboration with Dynavax Technologies Corporation (Dynavax) utilizing Dynavax' immunostimulatory sequence (ISS) technology. More information about Triangle's portfolio, management and product development strategy is available on Triangle's website.

STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS AND ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES, INCLUDING THE RISK THAT OUR COVIRACIL NDA MAY NOT RECEIVE REGULATORY APPROVAL, OR IF APPROVED, COVIRACIL MAY NOT ACHIEVE MARKET ACCEPTANCE OR THE MEDICAL RESULTS WE EXPECT, OTHERS MAY DEVELOP COMPETITIVE PRODUCTS AND WE MAY BE UNABLE TO COMMERCIALIZE OUR DRUG CANDIDATES SUCCESSFULLY. THESE AND OTHER RISKS ARE DISCUSSED IN DETAIL FROM TIME TO TIME IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. AS A RESULT OF THESE AND OTHER RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PREDICTED IN THIS PRESS RELEASE. TRIANGLE DISCLAIMS ANY OBLIGATIONS TO UPDATE ANY FORWARD-LOOKING STATEMENTS IN THIS PRESS RELEASE.